Exhibit 99.13(a)(4)

Exhibit 13(a)(4)	Changes in the registrant’s independent public accountant.

There was a change in the registrant’s independent public accountant during the reporting period. Per the instructions to Item 13 of Form N-CSR regarding changes in the registrant's independent public accountant, below is the information called for by Item 4 of Form 8-K.

Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On July 7, 2023, the Board of Trustees (the “Board”) of abrdn National Municipal Income Fund (formerly, Delaware Investments National Municipal Income Fund) (the “Fund”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund. The Fund communicated the Board’s decision that PwC was dismissed on July 7, 2023. The Board’s decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board (the “Audit Committee”).

The reports of PwC included in the Fund’s financial statements as of and for the two most recent fiscal years ended March 31, 2023 and March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund in this exhibit to Form N-CSR. A copy of PwC’s letter, dated December 11, 2023, is filed as Attachment A to this exhibit.

(b) Engagement of new independent registered public accounting firm

On July 10, 2023, upon the recommendation of the Audit Committee of the Board approved a change in the Fund’s fiscal year end and the engagement of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Fund for the fiscal year ending September 30, 2023. During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period prior to the engagement of KPMG, neither the Fund, nor anyone on its behalf consulted with KPMG, on behalf of the Fund, regarding (1) the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Fund’s financial statements, and neither a written report was provided to the Fund nor oral advice was provided that KPMG concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing or financial reporting issue or (2) any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions thereto, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Prior to the approval of KPMG as independent registered public accountant for the Fund, the Audit Committee considered the independence of KPMG with respect to the Fund for the period from April 1, 2023 to September 30, 2023. KPMG informed the Audit Committee that in the period from April 1, 2023 to July 7, 2023 it had identified certain non-audit services containing management functions and legal services provided to the Fund's previous ultimate parent, Macquarie Group Limited (“Macquarie”) and certain of Macquarie's subsidiaries that were impermissible under SEC Rule 2-01 of Regulation S-X and Public Company Accounting Oversight Board (“PCAOB”) standards. KPMG informed the Audit Committee that no impermissible services had been provided to or impacted the Fund or its investment adviser. Additionally, the proposed audit engagement team did not participate in the provision of any impermissible services to Macquarie, and the prohibited services are quantitatively and qualitatively immaterial to both KPMG and Macquarie. KPMG is currently independent of the Fund under applicable SEC and PCAOB standards.

KPMG assessed the impermissible non-audit services and concluded that they will not impact KPMG's ability to apply objective and impartial judgment on the issues encompassed within its audit of the Fund's financial statements for the period from April 1, 2023 to September 30, 2023. The Audit Committee considered the information provided by KPMG and concluded that KPMG's objectivity and ability to exercise impartial judgment has not been impaired.

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Attachment A

December 11, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by abrdn National Municipal Income Fund (formerly, Delaware Investments National Municipal Income Fund) (copy attached), which we understand will be filed with the Securities and Exchange Commission as an exhibit to the abrdn National Municipal Income Fund's Form N-CSR filing dated December 11, 2023.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

Changes in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On July 7, 2023, the Board of Trustees (the “Board”) of abrdn National Municipal Income Fund (formerly, Delaware Investments National Municipal Income Fund) (the “Fund”) approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Fund. The Fund communicated the Board’s decision that PwC was dismissed on July 7, 2023. The Board’s decision to approve the dismissal of PwC was recommended by the Audit Committee of the Board (the “Audit Committee”).

The reports of PwC included in the Fund’s financial statements as of and for the two most recent fiscal years ended March 31, 2023 and March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in its reports on the financial statements of the Fund for such years.

During the Fund’s two most recent fiscal years (ended March 31, 2023 and March 31, 2022) and the subsequent interim period through July 7, 2023, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Fund has provided PwC with a copy of the foregoing disclosures and has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund in this exhibit to Form N-CSR. A copy of PwC’s letter, dated December 11, 2023, is filed as Attachment A to this exhibit.

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